===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Promistar Financial Corporation
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                             [LOGO APPEARS HERE]

                                                 PROMISTAR FINANCIAL CORPORATION
                                                                 551 Main Street
                                                   Johnstown, Pennsylvania 15901

                                                                   April 5, 2001

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

         The Annual Meeting of the Shareholders of Promistar Financial Corporation will be held on Tuesday, May 8, 2001, at 3:00 p.m., E.D.S.T., at the Holiday Inn, Downtown Johnstown, 250 Market Street, Johnstown, Pennsylvania 15901, to consider and take action on the following:

         (1) The election of five directors: William B. Kania, Robert G. Salathe, Jr., William R. Snoddy and W. A. Thomas, each for a term of four years to expire in 2005; and Donato B. Zucco, for a term of two years to expire in 2003; and

         (2) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors recommends a vote in favor of the proposal. Owners of common stock of record at the close of business on March 23, 2001 will be entitled to vote at the Annual Meeting or any adjournments thereof.

         ALL SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING, ARE URGED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                          By Order of the Board of Directors,


                                          /s/ Jeffrey S. Hunt
                                          Jeffrey S. Hunt
                                          Corporate Secretary

             T H E  A N N U A L  M E E T I N G  A N D  V O T I N G

         This Proxy Statement is being mailed on or about April 5, 2001 in connection with the solicitation of the enclosed form of proxy by the Board of Directors of Promistar Financial Corporation (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, May 8, 2001, at 3:00 p.m. E.D.S.T., at the Holiday Inn, Downtown Johnstown, 250 Market Street, Johnstown, Pennsylvania 15901, and at any adjournments thereof.

Who Is Entitled to Vote?

         Shareholders as of the close of business on March 23, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were 14,953,921 shares of the Corporation's Common Stock outstanding, par value $5.00 per share. Each share of Common Stock is entitled to one vote on each matter that may properly come before the Annual Meeting.

Voting

         Shares may be voted in person or by proxy. To vote by proxy, sign, date and return the enclosed proxy card. The shares represented by the proxy will be voted in accordance with the directions on the proxy. If no instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted (i) for the election of the nominees identified in this Proxy Statement under the heading "Proposal One -- Election of Directors," and (ii) by the proxies in their discretion on any other matters to come before the meeting. Shareholders whose shares are held of record by a broker or other nominee are nevertheless encouraged to fill in the boxes of their choice on the proxy, as brokers and other nominees may not be permitted to vote shares with respect to certain matters for which they have not received specific instructions from the beneficial owners (owner of a security registered in another's name, such as that of a brokerage or trust fund) of the shares.

         The enclosed form of proxy indicates all shares registered in the shareholder's name. It includes any shares held for participants in the Dividend Reinvestment Plan.

Changing Your Vote

         Any person giving a proxy may revoke it at any time before it is voted, by giving written notice to the Secretary of the Corporation. The presence at the Annual Meeting of a shareholder who has signed a proxy does not itself revoke that proxy.

Quorum and Voting Information

         A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Corporation present in person or represented by proxy constitutes a quorum. Abstentions, votes withheld and shares represented by broker non-votes are counted in determining whether a quorum is present.

         Directors are elected by the affirmative vote of a plurality of the votes cast, and votes may be cast in favor of or withheld from each director nominee. Votes may not be cumulated in the election of directors. An affirmative vote of a majority of the votes entitled to be cast by shareholders present in person or by proxy at the meeting is required for approval of any other matters presented. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposals.

         Brokers and nominees holding shares for a beneficial owner are precluded from exercising their voting discretion with respect to certain matters to be acted upon and, in the absence of specific instructions from the beneficial owner of the shares, will not be empowered to vote the shares on such matters, and, therefore, will have no effect on the outcome of any of such matters to be voted upon at the meeting.

Costs of This Proxy Solicitation

         The Corporation pays all expenses of this solicitation. Directors, officers and management personnel of the Corporation and its subsidiaries may solicit proxies in person, or by telephone, mail, or telegraph. The Corporation will request that persons who hold shares for others, such as banks, brokers, and other nominees, fiduciaries and custodians obtain voting instructions from the beneficial owners of the shares. Upon request, the Corporation will reimburse these persons for their reasonable expenses in providing proxy materials to beneficial owners and obtaining voting instructions.

                          S T O C K  O W N E R S H I P

Stock Ownership of Holders of More than 5% of the Common Stock

         The Corporation has no knowledge of any person who owned of record or beneficially more than 5% of the outstanding Common Stock of the Corporation. However, as of February 1, 2001, Promistar Trust Company, an affiliate of the Corporation, beneficially owned (or is deemed to beneficially own pursuant to the rules of the Securities and Exchange Commission (the "SEC")) 698,910 shares of Common Stock of the Corporation or 4.674% of the outstanding Common Stock of the Corporation, all of which are held in a fiduciary capacity under various agreements with Promistar Trust Company as Trustee. Promistar Trust Company has advised the Corporation that it has sole investment power for 698,910 shares, sole voting power with respect to 626,964 shares and shared voting power with respect to 71,946 shares. Promistar Trust Company votes shares held by it in a fiduciary capacity only in accordance with its investment policy which provides that such shares will be voted in accordance with the directions received by it, and if no directions are received, it will abstain from voting those shares. Promistar Trust Company holds 33,313 shares of Common Stock of the Corporation under trust arrangements for directors and executive officers of the Corporation, which Common Stock is also reported in the following table.

Stock Ownership of Directors and Executive Officers

         The following table reflects shares of Common Stock of the Corporation beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of February 16, 2001 by each director of the Corporation, each nominee for director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers as a group. The five named executive officers are the Chief Executive Officer of the Corporation and the four other officers who were the highest paid in 2000, with salaries and cash bonuses in excess of $100,000. No individual director, nominee or executive officer owned more than 1% of the Common Stock, except for Mr. James E. Croner, who beneficially owned 1.05% of the Common Stock.

=========================== ===================== ==============
                                                  Aggregate
                                                  Number of
                                                  Shares of
                            Exercisable Options   Common Stock
                            to Purchase Shares    Beneficially
Name                        of Common Stock/1/    Owned/2,3,4,5/
=========================== ===================== ==============
John H. Anderson               108,750                12,187
G. Scott Baton, II               7,250                36,130
James E. Croner                  2,000               154,616
Louis G. Galliker                7,250                11,581
William B. Kania                 7,250               105,026
Edward L. Mears                  7,250                75,028
Roger S. Nave                    7,250                64,916
Harry F. Radcliffe               1,000               105,445
Robert G. Salathe, Jr.           7,250                24,165
William R. Snoddy                7,250                69,153
Gerald W. Swatsworth             7,250                80,215
W. A. Thomas                     7,250                22,120
Rowland H. Tibbott, Jr.          7,250                33,172
James A. Ulmer                   1,000                23,100
Earl K. Wahl, Jr.                2,000                33,240
Thomas A. Young                  7,250                35,922
Donato B. Zucco                  1,000                40,497
Steven C. Ackmann               72,500                 8,623
Kim Craig                       54,375                 2,800
George W. Hay                   46,500                65,903
Eric F. Rummel                  54,375                 5,458
All current executive          521,750             1,110,087
officers and directors as
a group (27 persons)


(1) Shares the directors and executive officers have a right to acquire through presently exercisable stock options and shares that are subject to options that are exercisable within 60 days after February 1, 2001.

(2) Under regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the securities. Voting power is the power to create or direct voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless indicated otherwise in the footnotes below, each director and executive officer has the sole voting power over the shares indicated opposite their name.

(3) Includes the following shares held jointly with spouses and or minor children, as to which voting and investment power is shared with the spouse or child; Mr. Galliker, 11,581; Mr. Mears, 35,251; Mr. Radcliffe, 48,379; Mr. Snoddy, 65,523; Mr. Wahl, 32,190; Attorney Young, 16,240; Mr. Ackmann, 5,194; Mr. Craig, 29; Mr. Hay, 37,020; and Mr. Rummel, 3,897.

(4) Includes the following shares held solely by the spouse of the officer or director: Mr. Nave, 57,172; Mr. Radcliffe, 2,916; Mr. Snoddy, 880; Mr. Swatsworth, 30,424; Mr. Thomas, 10,753; Attorney Young, 15,122; Dr. Zucco, 25,089; and Mr. Hay, 12,174; and the following shares held solely by Mr. Tibbott's mother, to which Mr. Tibbott has power of attorney, 8,505.

(5) Includes the following shares held in entities over which the person has investment and voting power: Mr. Croner, 11,537.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

         To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 2000, the Corporation's officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

Stock Performance Graph

         The following graph compares the performance of the Corporation's Common Stock with the performance of the NASDAQ Market index and a peer group index over the past five years. The graph assumes that $100 was invested on December 31, 1995 in the Corporation's Common Stock, the NASDAQ Market index and the peer group index, and that all dividends were reinvested. The peer group index was derived from the stock performance of a composite group of financial institutions of comparable size located in the Middle Atlantic states. The stock price performance shown on the graph is not necessarily indicative of future price performance:


                             [GRAPH APPEARS HERE]


                                                      1995        1996       1997        1998       1999        2000
                                                    --------    -------    --------    -------    --------    ---------
PRFC                                                    100     130.18      190.14     209.62      182.54       151.30
NASDAQ MARKET                                           100     124.27      152.00     214.39      378.12       237.66
PEER GROUP (MIDDLE ATLANTIC BANKS)                      100     133.60      217.88     239.83      189.78       214.77

   Data in the graph was compiled by Media General Financial Services, Inc.

PROPOSAL ONE - ELECTION OF DIRECTORS

         The Corporation's Board of Directors has 17 members. The Board is divided into four classes of substantially equal size, with the term of office of each class ending in successive years.

         There are five nominees for election this year, with four nominees, William B. Kania, Robert G. Salathe, Jr., William R. Snoddy and W. A. Thomas, for a term that will expire at the 2005 Annual Meeting or until their respective successors are elected and qualified and one nominee, Donato B. Zucco, for a term that will expire at the 2003 Annual Meeting or until his successor is elected and qualified. (See below for more information on these nominees.)

         The shares represented by the enclosed form of proxy will be voted for the election of these nominee directors, unless authority to so vote is withheld. If any nominee director is unable or unwilling to stand for election, the persons appointed in the enclosed proxy may vote for any substitute or substitutes nominated by the Board of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect the directors. Accordingly, abstentions and broker non-votes do not have an effect on the outcome of the election of directors. Votes may not be cumulated in the election of directors.

         The Board of Directors recommends a vote FOR these nominee directors.

                        B O A R D  O F  D I R E C T O R S

         The following table sets forth certain information about the nominees for election as directors and about continuing directors of the Corporation. Each nominee or director has been engaged in the principal occupation listed for five years or more, except as otherwise indicated in the table. There are no family relationships among the directors, nominees and executive officers of the Corporation.

Nominees for Election as  Directors Whose Terms Expire in 2005:

William B. Kania                    Director since 1989(c)    Mr. Kania is a Partner in W. B. Kania & Associates, a
age 69                                                        CPA firm, since 1996; and Partner,  Kania & Sharpe, a CPA
                                                              firm, from 1991 to 1996.

Robert G. Salathe, Jr.              Director since 1991(c)    Mr. Salathe is the Chairman and Chief Executive Officer
age 71                                                        of Bedford Valley Petroleum Corporation,  since 1987; and
                                                              President of LBS Corporation, since 1988. He served as Treasurer of
                                                              RG's Food Shops, Inc., from 1990 to 1997 and Chairman and Chief
                                                              Executive Officer of Cumberland Petroleum Corporation from 1987 to
                                                              1997.

William R. Snoddy                   Director since 1990(c)    Mr. Snoddy is the President of Coolspring Stone
age 63                                                        Company,   since   1988;   President   of  Golden   Eagle
                                                              Construction,  B&L  Trucking,  Inc.,  and WRS Rentals,  a
                                                              real estate rental company, since 1992.

W. A. Thomas                        Director since 1980(a)    Mr. Thomas retired as President and Chairman of
age 70                                                        Rockwood  Holding  Company,   underwriters  of  workmen's
                                                              compensation  insurance,  in 1988  where he  served  from
                                                              1981 to 1988.

Nominee for Election as a Director Whose Term Expires in 2003:

Donato B. Zucco                     Director since 2000                Dr. Zucco is the Senior Vice President and Chief
age 61                                                                 Administrative Officer of Crown American Realty Trust, since
                                                                       1991; Trustee of Crown American Realty Trust, since 1999;
                                                                       Mayor of the City of Johnstown, since 1998.


Continuing Directors Whose Terms Expire in 2004:


James E. Croner                     Director since 1999                Mr. Croner is the President of Croner, Inc., a mining
age 57                                                                 company, from 1984 to 2000; President of Intermountain, an equipment company, since 2000.

Harry F. Radcliffe                  Director since                     Mr. Radcliffe is President and Chief Executive Officer of
age 50                              March 2000                         Fort Pitt Capital Management Corporation, a general partner for three funds which hold various investments, since 1994.

James A. Ulmer                      Director since                     Mr. Ulmer is Chairman and President of E. W. Bowman, Inc., a
age 70                              March 2000                         manufacturer of industrial furnaces, since 1978.

Earl K. Wahl, Jr.                   Director since 1999                Mr. Wahl is Principal Owner of JED Corporation, an
age 60                                                                 environmental consulting firm, since 1990; Principal Owner of
                                                                       Cattleman's Cut, Inc., a restaurant business, since 1979; and
                                                                       Principal Owner of Superior Coating Systems, distribution and sale of acrylic wall coatings, since 1996.



Continuing Directors Whose Terms Expire in 2003:

Louis G. Galliker                   Director since 1978(a)             Mr. Galliker is the President of Galliker Dairy Company, a
age 66                                                                 dairy products company, since 1968.

Gerald W. Swatsworth                Director since 1970(a)             Mr. Swatsworth retired as Chairman and Chief Executive
age 74                                                                 Officer of the Corporation in 1993.

Rowland H. Tibbott, Jr.             Director since 1970(b)             Mr. Tibbott is the President and Chief Executive Officer of
age 60                                                                 Tibbott, Inc., a pharmacy, and Wild and Free Nature Shops and
                                                                       Hallmark Shops, a holding company, since 1968. He serves as
                                                                       Secretary/Treasurer of Laurel Medical Supplies since 1985 and is a Partner in the Summit Automotive Group Holding Co.,
                                                                       since 1998.

Thomas A. Young                     Director since 1996                Mr. Young is an Attorney-at-Law, in private practice, since
age 67                                                                 1958.



Continuing Directors Whose Terms Expire in 2002:

John H. Anderson                    Director since 1993                Mr. Anderson is the Chairman and Chief Executive Officer of
age 50                                                                 the Corporation, since 1995. He served as Chairman,
                                                                       President and Chief Executive Officer of the Corporation
                                                                       from 1993 to 1995.

G. Scott Baton                      Director since 1996                Mr. Baton is the Chairman and Chief Executive Officer of
age 64                                                                 Chestnut Ridge Foam, since 1986.


Edward L. Mears          Director since 1983(b)               Mr. Mears retired as Vice President of Mears Enterprises, Inc., a
age 73                                                        mining company in 1990. He is also a Partner in C & E Farms, since
                                                              1980 and was a Partner in Allegheny Farm Service, Inc., from 1994 to
                                                              1996.

Roger S. Nave            Director since 1981(a)               Mr. Nave is the owner-operator of Suburban Real Estate Company, a real
age 71                                                        estate company, since 1963; President of DoNan, Inc., a real estate holding company, since 1979; and President, Tollgate Foods, Inc., a fast food franchise, since 1982.

 __________
(a) Includes service as a director of Johnstown Bank and Trust Company ("Bank and Trust") (now known as Promistar Bank) before Bank and Trust became a subsidiary of the Corporation on July 1, 1983.
(b) Includes service as a director of Laurel Bank (now known as Promistar Bank) before Laurel Bank became a subsidiary of the Corporation on January 1, 1985.
(c)  Includes service as a director of Bank and Trust, now known as Promistar
     Bank.
(d)  Includes service as a director of Fayette Bank, now known as Promistar
     Bank.

Directors' Compensation

         The Corporation pays each director who is not an employee of the Corporation or its affiliates, an annual retainer fee of $3,500, $800 for attending each meeting of the Board of Directors of the Corporation and $400 for attending each meeting of a committee of the Board. Each director of an affiliate of the Corporation also receives $500 for attending each meeting of an affiliate's board of directors and $250 for attending each meeting of a committee of such affiliate's board of directors.

Meetings and Committees

         The Board of Directors of the Corporation met 17 times in 2000. During the year, each director, incumbent and nominee, attended 75% or more of the aggregate number of: (i) the total number of meetings of the Board of Directors of the Corporation and (ii) the total number of meetings of the committees of the Board of Directors of the Corporation on which he or she served, except James E. Croner and Robert G. Salathe, Jr., due to previous commitments. The Board of Directors has a standing executive committee and audit committee, as described below. The Corporation's Board of Directors does not have a separate nominating committee or a separate compensation committee. The Executive Committee performs the duties of a compensation committee.

The Executive Committee of the Board of Directors

         The Executive Committee met 14 times in 2000. The Executive Committee consists of John H. Anderson, G. Scott Baton, II, William B. Kania, Edward L. Mears, Robert G. Salathe, Jr., Gerald W. Swatsworth, Committee Chairman, and W.
A. Thomas. The Executive Committee possesses and exercises the power of the Board when the Board is not in session, except when action by the full Board is specifically required by statute or the Corporation's By-Laws.

The Audit Committee

         The Audit Committee of the Corporation's Board of Directors met eight times in 2000. The members of the Audit Committee during 2000 were Louis G. Galliker, Committee Chairman, Roger S. Nave, William R. Snoddy, Rowland H. Tibbott, Jr., and Thomas A. Young.

         The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market, Inc., has furnished the following report:

                            Audit Committee Report

         The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

         The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2000 (the "Audited Financial Statements"). In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent auditing firm for the Corporation, the matters required by Codification of Statements on Auditing Standards No. 61.

         The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP, required by Independence Standards Board Standard No. 1, and the committee has discussed with that firm its independence from the Corporation. We also have discussed with management of the Corporation and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

         Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended to the Corporation's Board of Directors the inclusion of the Audited Financial Statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. This report is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

                              The Audit Committee

                 Louis G. Galliker, Chairman             Rowland H. Tibbott, Jr.
                 Roger S. Nave                           Thomas A. Young
                 William R. Snoddy

Transactions with Directors' Companies

         Directors and officers of the Corporation, and certain business and non-profit organizations and individuals associated with them or with which they have been associated, have been customers of and have had normal banking transactions with Promistar Bank and its predecessors (Johnstown Bank and Trust Company, Laurel Bank and Fayette Bank) from time to time prior to and during 2000. All such loans or extensions of credit have been made in the ordinary course of Promistar Bank's or its predecessors' business, on terms substantially equivalent, including interest rates and collateral, to those prevailing at the time for comparable transactions with other customers of Promistar Bank, or its predecessors, and did not involve more than the normal risk of collectibility or present other unfavorable features.

         Thomas A. Young, a director of the Corporation, is engaged in the private practice of law, and renders legal services to the Corporation.

Compensation Committee Interlocks and Insider Participation

         During the year ended December 31, 2000, John H. Anderson, Chairman and Chief Executive Officer of the Corporation, served as a member of the Executive Committee of the Board of Directors of the Corporation. The Executive Committee performs the duties and functions of a compensation committee; however, Mr. Anderson is a non-participating member of the Executive Committee with respect to compensation matters.

                    E X E C U T I V E  C O M P E N S A T I O N

Executive Committee Report on Compensation

         The Executive Committee of the Corporation performs the duties and functions of a Compensation Committee. The Executive Committee consists of eight members, seven of whom are disinterested, non-employee directors. Gerald W. Swatsworth, Chairman of the Executive Committee, is the immediate past Chairman and Chief Executive Officer of the Corporation. John H. Anderson, Chairman and Chief Executive Officer of the Corporation, is a non-participating member of the Executive Committee with respect to compensation matters. The Executive Committee's report for 2000 follows:

         The Executive Committee is responsible for all aspects of executive compensation. It determines levels of compensation for each executive officer of the Corporation and administers the Corporation's Supplemental Executive Benefit Plan, Key Employee Incentive Compensation Plan, 1998 Equity Incentive Plan as well as other employee welfare and benefit plans of the Corporation. The Executive Committee also reviews compensation levels of other members of management, evaluates management performance and considers management succession issues and other related matters. Following its deliberations, the Executive Committee reports to the entire Board of Directors on all aspects of its compensation decisions affecting executive officers of the Corporation.

         Compensation Philosophy - The Corporation's overall executive compensation objective is to attract and retain qualified executive officers by compensating them at levels comparable to those at similar financial institutions. The Corporation's compensation program for executive officers consists of five components:

(1)      base salary,
(2)      participation in the Supplemental Executive Benefit Plan,
(3) performance-based annual bonuses under the Corporation's Key Employee Incentive Compensation Plan,
(4) participation in other welfare and benefit plans available to employees of the Corporation and its subsidiaries generally, and
(5)      participation in the 1998 Equity Incentive Plan.

         Salary - The Executive Committee reviews and, if appropriate, revises salary levels for each executive officer of the Corporation semi-annually and for the Chief Executive Officer annually. Salary adjustments made by the Executive Committee become effective February 1 and August 1 of each fiscal year and for the Chief Executive Officer on January 1 of each fiscal year. The Executive Committee utilizes independent compensation consultants to assist it in fixing executive salary levels. The consultants provide information concerning executive compensation levels in comparable bank holding companies with median asset size and net revenue similar to the Corporation.

         Executive officer salaries are determined in light of individual performance, corporate performance and comparability to salaries paid to executive officers at other bank holding companies of comparable asset size to the Corporation in Pennsylvania. In fixing the Chief Executive Officer's salary, the Executive Committee also considers his effectiveness in achieving expansion, growth and strategic objectives of the Corporation.

         Bonus Plan - The Corporation adopted a Key Employee Incentive Compensation Plan in July 1996. The purpose of this Plan is to enhance shareholder value and to contribute to the growth and earnings of the Corporation by directing key employees of the Corporation and its subsidiaries to attain corporate and individual performance goals set from year to year by the Executive Committee. The Plan permits bonus awards to be made in the form of stock or cash to promote ownership of the Corporation's Common Stock by key employees. Under this Plan, at the beginning of each year the Chief Executive Officer recommends (except as to himself) whether a bonus pool will be fixed, who will be eligible to be considered for incentive awards, the amount of the overall bonus pool, corporate objectives for the year and individual objectives upon which the incentive awards will be made. Individual objectives are based on ratings received by participants under the Corporation's Management Performance Appraisal System utilized for determining salary levels and eligibility for promotion. The Executive Committee makes all final determinations as to these matters, except the Chief Executive Officer must achieve a minimum individual performance rating specified by the plan. If any participant does not meet his or her minimum individual performance rating, the participant will not be entitled to any award for the year even if all corporate performance goals are met. Each individual's share of the overall bonus pool is based on the individual's salary compared with the salaries of all other participants in the Plan for the year.

         The Executive Committee may also grant discretionary bonuses under this Plan. Bonuses may be paid in cash or in unrestricted shares of the Corporation's Common Stock, valued at the date of issuance. Shares may be newly issued, treasury shares or shares purchased in the open market by the Corporation. Bonuses may not be paid for any year if (a) the Corporation has violated any significant covenant included in any credit or loan agreement, unless the violation has been waived or cured by the end of the year, (b) payment of aggregate incentive awards would cause the Corporation to violate any significant debt covenant, or (c) if the Corporation does not have positive after-tax earnings for the year. Incentive awards may be reduced pro rata to satisfy these conditions.

         For 2000, the Executive Committee established the bonus pool under the Plan as $346,500, and awarded the total pool under the Plan. The Executive Committee exercised its discretionary authority to grant awards under the Plan as not all of the corporate performance objectives were achieved in 2000. In granting the awards, the Executive Committee considered, among other things, the effect of interest rates on the Corporation during 2000, the initiatives undertaken by the executive officers of the Corporation to achieve the strategic goals of the Corporation during 2000, the strategic repositioning of the Corporation during the fourth quarter of 2000 with respect to the Corporation's name change and rebranding, the dutch auction tender offer to repurchase 10% of the Corporation's outstanding Common Stock, the implementation of technology based improvements, the successful introduction of internet banking and the implementation of an early retirement program.

         Supplemental Executive Benefit Plan - Certain executive officers participate in the Corporation's Supplemental Executive Benefit Plan, which is administered by the Executive Committee. The Supplemental Plans provide a salary continuation program for executive officers and a non-qualified deferred compensation plan for Messrs. Anderson, Ackmann, Craig and Rummel and J. William Smith.

         1998 Equity Incentive Plan - The Corporation adopted the 1998 Equity Incentive Plan in May 1998 to more closely align management's interests with those of the Corporation's shareholders and to recruit and retain highly qualified managers, consultants and staff. The Executive Committee administers the Plan which includes directing the amount of stock options awarded, selecting the persons to receive stock option awards, determining the terms, provisions and exercise prices for the stock options. The actual amount earned by any individual who receives stock options is determined by the performance of the Corporation's stock. The Executive Committee uses the level of responsibility of an individual as a guideline to establish the size of stock option awards. The total number of options granted in 2000 to individuals complies with this guideline.

         Other Plans - The Corporation maintains other pension benefit and welfare plans for employees of the Corporation and its subsidiaries, including a defined benefit plan, a 401(k) stock purchase plan, medical, disability and life insurance plans. Executive officers participate in these plans on a non-preferential basis.

         Compensation of Executive Officers in 2000 - The Executive Committee increased 2000 base compensation (excluding bonuses and deferred compensation payments made to executive officers) by an average of 5% for each individual executive officer of the Corporation. The Executive Committee considered individual performance ratings, attainment of corporate objectives, and comparative salary levels at similar bank holding companies as well as core operating earnings of the Corporation when determining base compensation for executive officers for 2000.

         In January 2000 and December 2000, options to acquire a total of 97,500 shares and 117,000 shares, respectively, of Common Stock (as adjusted for the 5% stock dividend distributed on February 1, 2000), were granted to the executive officers of the Corporation in accordance with the guidelines described above. The Executive Committee generally makes one grant of options per year. The December 2000 option grants were intended to represent the option grants for 2001.

         The Executive Committee believes that executive compensation fairly reflects the benefits received by the Corporation's shareholders.

         Compensation of the Chief Executive Officer - Mr. Anderson's compensation is based on the same philosophy and policies for all executive officers, and includes the same five components as the executive officers. An independent compensation consultant submitted a comprehensive review of Mr. Anderson's compensation. As part of this review, the consultant evaluated and compared the components of Mr. Anderson's total compensation package with compensation packages of chief executives of other Pennsylvania banks and bank holding companies of similar asset size. According to the consultant, Mr. Anderson's base salary was in the 75th percentile of the base salaries for chief executive officers in the comparison group, his cash bonus was below the median for the comparison group, and the number of shares granted as stock options was slightly above the median of the comparison group. The Executive Committee believes that while the amount of his compensation within the various pay components is conservative, the program reflects a compensation philosophy that seeks to maintain competitive fairness while, at the same time, linking Mr. Anderson's pay with enhanced shareholder interests. In regard to such an effort, the Executive Committee in 2000 granted Mr. Anderson options on January 5, 2000 and December 29, 2000 to acquire 15,000 shares and 15,000 shares, respectively, of Common Stock (as adjusted for the 5% stock dividend distributed on February 1, 2000) in accordance with the guidelines described above.

                             The Executive Committee

           *John H. Anderson                   Robert G. Salathe, Jr.
            G. Scott Baton, II                 Gerald W. Swatsworth, Chairman
            William B. Kania                   W. A. Thomas
            Edward L. Mears

February 28, 2001

*Mr. Anderson is a non-participating member of the Executive Committee relating to his compensation.

                          SUMMARY COMPENSATION TABLE

      The following summary compensation table shows the compensation paid by the Corporation and its Affiliates during the three fiscal years ended December 31, 2000, 1999 and 1998 to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation and its Affiliates whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2000.

-----------------------------------------------------------------------------------------------------------------
                                            Annual Compensation
-----------------------------------------------------------------------------------------------------------------
                                     Year Ended                                   Other Annual        Restricted
Name and Principal Position          December 31         Salary/1/    Bonus/2/    Compensation       Stock Awards
                                                             $           $              $                $
-----------------------------------------------------------------------------------------------------------------
J. H. Anderson                          2000              389,339      55,000           -                -
Chairman and Chief Executive            1999              354,547      44,226           -                -
Officer                                 1998              325,008      12,314           -                -
-----------------------------------------------------------------------------------------------------------------
S. C. Ackmann                           2000              233,673      28,000           -                -
President and Chief Operating           1999              221,457      28,018           -                -
Officer and President and Chief         1998              211,965       8,153           -                -
Operating Officer of Promistar
Bank (since 10/2/00 to present)
-----------------------------------------------------------------------------------------------------------------
K. Craig                                2000              199,335      25,000           -                -
Executive Vice President (since         1999              202,809      22,896           -                -
10/2/00 to present) and                 1998              179,492       6,145           -                -
President and Chief Operating
Officer, Promistar Trust
Company and Promistar
Investment Advisors, Inc.
-----------------------------------------------------------------------------------------------------------------
G. W. Hay/5/                            2000              203,719      20,000           -                -
Executive Vice President                1999              189,696     234,916           -                -
(since 10/2/00 to present)              1998              170,000      25,000           -                -
Promistar Financial Corporation
-----------------------------------------------------------------------------------------------------------------
E. F. Rummel                            2000              199,234      25,000           -                -
Executive Vice President                1999              191,757      24,291           -                -
(since 10/2/00 to present)              1998              181,494       6,978           -                -
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                       Long-Term Compensation Awards Payout
                                           Securities
                                           Underlying        LTIP          All Other
Name and Principal Position               Options/SARs/3/   Payout       Compensation/4/
                                                #                              $
-------------------------------------------------------------------------------------------
J. H. Anderson                               30,000            -            63,661
Chairman and Chief Executive                 15,750            -            51,642
Officer                                      63,000            -            37,192
-------------------------------------------------------------------------------------------
S. C. Ackmann                                20,000            -            32,754
President and Chief Operating                10,500            -            31,339
Officer and President and Chief              42,000            -            23,842
Operating Officer of Promistar
Bank (since 10/2/00 to present)
-------------------------------------------------------------------------------------------
K. Craig                                     15,000            -            13,327
Executive Vice President (since               7,875            -            10,502
10/2/00 to present) and                      31,500            -            11,349
President and Chief Operating
Officer, Promistar Trust
Company and Promistar
Investment Advisors, Inc.
-------------------------------------------------------------------------------------------
G. W. Hay/5/                                 15,000            -             80,264
Executive Vice President                     31,500            -            688,036
(since 10/2/00 to present)                      -              -             26,994
Promistar Financial Corporation
-------------------------------------------------------------------------------------------
E. F. Rummel                                 15,000            -            14,667
Executive Vice President                      7,875            -            12,411
(since 10/2/00 to present)                   31,500            -            14,762
-------------------------------------------------------------------------------------------

/1/  Cash earned and received by executive officers.
/2/ In 1996, the Corporation adopted a Key Employee Incentive Compensation Plan pursuant to which certain employees receive an annual performance bonus award.
/3/ In 1998, the Corporation adopted the 1998 Equity Incentive Plan pursuant to which employees and directors may be granted stock options. The Board of Directors granted options on May 12, 1998, January 4, 1999, January 5, 2000 and December 29, 2000 pursuant to the 1998 Equity Incentive Plan. Options were granted on July 28, 1999 to Mr. Hay only after he became an officer of the Corporation.
/4/ The Corporation provides the named executive officers with certain group health, life, medical and other non-cash benefits generally available to all salaried employees and not required to be included in this column pursuant to the rules of the SEC. The amounts shown in this column represent the cost of funding projected retirement benefits under the Corporation's Supplemental Executive Benefit Plan. The Corporation presently funds the Supplemental Executive Benefit Plan through the purchase of life insurance and annuities.
/5/ Mr. Hay formerly was President and Chief Executive Officer of First Philson Financial Corporation and First Philson Bank, N.A. Pursuant to the Corporation's merger with First Philson, Mr. Hay became Vice Chairman of the Corporation. Mr. Hay's salary for 1999 includes $81,225 paid by First Philson and $108,471 paid by the Corporation, and his bonus for 1999 includes a one-time bonus of $210,000 paid by the Corporation pursuant to Mr. Hay's employment agreement. Mr. Hay's "All Other Compensation" figure for 1999 includes a company automobile transferred to him in connection with the merger and $671,811 related to the cost of funding projected benefits under a supplemental benefit plan. The supplemental plan was established for Mr. Hay in connection with the First Philson merger and is intended to provide Mr. Hay with the same benefits that he would have received had he been a participant in the Corporation's Supplemental Executive Benefit Plan. All of Mr. Hay's compensation for 1998 was paid by First Philson.

                             Option Grants in 2000

-----------------------------------------------------------------------------------------------------------------------------------
                                                         Individual Grants
-----------------------------------------------------------------------------------------------------------------------------------

                   Number of Securities   % of Total Options
                    Underlying Options   Granted to Employees
         Name            Granted            in Fiscal Year     Exercise or Base Price   Expiration Date   Grant Date Present Value3
                            #                                          ($/Sh)                                         $
------------------ -------------------- --------------------- ------------------------ ------------------ -------------------------
  J. H. Anderson         15,000/1/                6.99%                20.000           January 5, 2010             67,950
                         15,000/2/                6.99%                17.391          December 29, 2010            48,900
------------------ -------------------- --------------------- ------------------------ ------------------ -------------------------

  S. C. Ackmann          10,000/1/                4.66%                20.000           January 5, 2010             45,300
                         10,000/2/                4.66%                17.391          December 29, 2010            32,600
------------------ -------------------- --------------------- ------------------------ ------------------ -------------------------

  K. Craig                7,500/1/                3.50%                20.000           January 5, 2010             33,975
                          7,500/2/                3.50%                17.391          December 29, 2010            24,450
------------------ -------------------- --------------------- ------------------------ ------------------ -------------------------

  G. W. Hay               7,500/1/                3.50%                20.000           January 5, 2010             33,975
                          7,500/2/                3.50%                17.391          December 29, 2010            24,450
------------------ -------------------- --------------------- ------------------------ ------------------ -------------------------

  E. F. Rummel            7,500/1/                3.50%                20.000           January 5, 2010             33,975
                          7,500/2/                3.50%                17.391          December 29, 2010            24,450
------------------ -------------------- --------------------- ------------------------ ------------------ -------------------------

/1/ Options were granted on January 5, 2000 and became exercisable on January 6, 2000. There are no reload options associated with these options. Optionees may use shares they own to pay the exercise price. The exercise price of all options was equal to 100% of the fair market value of the Corporation's Common Stock on grant date.

/2/ Options were granted on December 29, 2000 and became exercisable on December 30, 2000. There are no reload options associated with these options. Optionees may use shares they own to pay the exercise price. The exercise price of all options was equal to 100% of the fair market value of the Corporation's Common Stock on grant date.

/3/ The Black-Scholes option pricing model is used to estimate the Grant Date Present Value. Significant weighted average assumptions are as follows: volatility - 24.7%; average risk free rate of return - 5.66%; dividend yield - 4.5%; and expected life - 6 years. The real value of options in this table depends on the actual performance of the Corporation's Common Stock and the timing of exercises.

          2000 Aggregate Option Exercises and Year-End Option Values

   This table shows the number and value of stock options (exercised and unexercised) for the named executive officers during 2000. Value of unexercised options is calculated using the difference between the option exercise price and the year end stock price of $17.391 per share, multiplied by the number of shares underlying the option. All data has been adjusted to reflect the 5% stock dividend distributed by the Corporation on February 1, 2001.

-----------------------------------------------------------------------------------------------------------------------------------
                 Shares Acquired                   Number of Securities Underlying Unexercised   Value of Unexercised In-the-Money
    Name           on Exercise    Value Realized        Options at Fiscal Year-End               Options at Fiscal Year-End
-----------------------------------------------------------------------------------------------------------------------------------
                                                        Exercisable           Unexercisable        Exercisable      Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
J. H. Anderson           0               0                108,750                   0                   *                 0
-----------------------------------------------------------------------------------------------------------------------------------
S. C. Ackmann            0               0                 70,000                   0                   *                 0
-----------------------------------------------------------------------------------------------------------------------------------
K. Craig                 0               0                 54,375                   0                   *                 0
-----------------------------------------------------------------------------------------------------------------------------------
G. W. Hay                0               0                 46,500                   0                   *                 0
-----------------------------------------------------------------------------------------------------------------------------------
E. F. Rummel             0               0                 54,375                   0                   *                 0
-----------------------------------------------------------------------------------------------------------------------------------

* The stock options held at year end 2000 were not in-the-money as the exercise price of the options granted either exceeded or equaled the year end stock price of $17.391 per share; accordingly, no value is reported in the table.

Supplemental Executive Benefit Plan

         Supplemental Plan for 2000

         The Corporation maintains a Supplemental Executive Benefit Plan covering designated senior officers of the Corporation and the subsidiary bank (the "Supplemental Plan"). The Supplemental Plan became effective in 1997 and superseded all prior supplemental benefit plans. The Supplemental Plan was amended and restated in its entirety as of January 24, 2001 and is described below under "Supplemental Plan for 2001." The following describes the supplemental benefits that were available under the Supplemental Plan for 2000.

         Under the Supplemental Plan, a supplemental retirement benefit is payable to each Executive (as defined in the Supplemental Plan) upon normal retirement after age 65 or in a reduced amount if the Executive elects early retirement after age 55. The amount of the individual supplemental retirement benefit payable to each Executive is calculated based upon the Executive's annual base salary for a specified period preceding the Executive's retirement, subject to certain adjustments. The maximum annual supplemental benefit payable on a monthly basis, however, may not exceed 70 percent of the Executive's annual base salary at retirement, less (a) payments made under the Corporation's Employees' Retirement Plan, (b) 50 percent of the Executive's primary insurance benefit under Social Security, and (c) monthly payments to the Executive under the Moxham Bank Corporation Executive Retirement Plan ("Moxham Plan"). If, however, the Executive receives a lump sum payment under the Moxham Plan, the Executive will not receive any supplemental retirement payments until the aggregate amount of such payments exceeds the amount of the lump sum payment. If each Executive remains with the Corporation until age 65 and based upon December 31, 2000, calculations, Messrs. Anderson, Ackmann, Craig, Rummel and Smith would be entitled to receive annual supplemental retirement benefits under the Supplemental Plan as follows: Mr. Anderson, $228,067; Mr. Ackmann, $125,229; Mr. Craig, $92,938; Mr. Rummel, $77,125; and Mr. Smith, $38,655. If an Executive is eligible for and elects early retirement after attaining age 55, the Executive's annual supplemental retirement benefit is subject to reduction by 5 percent for each year or part thereof between age 65 and the Executive's age at early retirement.

         Retirement benefits under the Supplemental Plan are payable monthly for the longer of the lifetime of the Executive or ten years, unless the Executive elects one of three alternative actuarially adjusted joint and survivor annuity options. In lieu of monthly retirement benefits, Executives who retire at or after attaining age 65 may elect to receive a lump-sum benefit equal to the actuarial equivalent value of the scheduled annual supplemental retirement benefit otherwise payable. The obligations of the Corporation and its Affiliates to pay these benefits have been funded in large part by previously purchased annuities and life insurance. The Corporation and its Affiliates are not required to fund obligations under the Supplemental Plan; however, the Corporation and its Affiliates have the discretion to set aside assets or otherwise fund the Supplemental Plan.

         The Supplemental Plan also contains salary continuation arrangements for designated Executives and Participating Employees (as defined in the Supplemental Plan), including Messrs. Anderson, Ackmann, Craig, Rummel and Smith in order to provide a continuation of income to the Executive's or Participating Employee's family in the event of his or her death while actively employed by the Corporation or its Affiliates. The death benefit is payable as follows: (a) if a Participating Employee dies before age 55, his or her designated beneficiary will receive an amount equal to 60 percent of his or her annual base salary for one year, and thereafter 30 percent of such salary until the month in which the Participating Employee would have attained the age of 65; and (b) if an Executive dies after age 55, the beneficiary will receive an amount equal to 60 percent of the Executive's annual base salary for one year, and thereafter 30 percent of such salary for nine additional years. The Corporation and its Affiliates may terminate their obligation to an Executive or Participating Employee under the salary continuation arrangement upon 30 days' notice at any time before an obligation to pay benefits arises by reason of the death of an Executive or Participating Employee. The Corporation and its Affiliates maintain life insurance for the purpose of funding these salary continuation obligations.

         The Supplemental Plan contains provisions which are intended to provide transitional security to the Executives designated in the Plan (Messrs. Anderson, Ackmann, Craig, Rummel and Smith) upon the occurrence of certain specified "Change in Control" events. "Change in Control" events include: (a) the Corporation learns that a third party has acquired beneficial ownership of 25 percent or more of the voting power of the Corporation; (b) a tender offer is made to acquire 50 percent or more of the voting power of the Corporation; (c) less than 51 percent of the directors of the Corporation are persons who either were directors on the effective date of the Supplemental Plan (the "Effective Date") or individuals whose election or nomination for election as director was approved by a majority of the directors then in office who were directors on the Effective Date; (d) the shareholders approve an agreement either for the Corporation to be merged, consolidated or otherwise combined with, or for substantially all the assets or stock of the Corporation to be acquired by, a third party, and as a result of such event, the former shareholders of the Corporation would own less than a majority of the voting power of the surviving corporation or acquiring person; or (e) the shareholders approve any liquidation of substantially all of the assets of the Corporation or any distribution to security holders of 30 percent or more of the total value of such assets. The Supplemental Plan provides for the following on any "Change in Control" event: (a) a lump-sum payment to the Executive in an amount equal to three times the Executive's then annual base salary; (b) full vesting of his or her supplemental retirement benefit, payable at age 65, or on an actuarially reduced basis at age 55, or if "Change of Control" event occurs prior to the Executive's eligibility for retirement or early retirement, a lump-sum payment equal to the discounted value of the death benefits payable as if the Executive had died on the date of termination of his or her employment; and (c) continuation of coverage under all group, life, disability, accident and health insurance coverage in effect at the time of termination of employment, for not more than five years, or, if sooner, until the Executive obtains full-time employment, reaches age 65, or dies.

         Supplemental Plan for 2001

         The Supplemental Plan was amended and restated in its entirety effective as of January 24, 2001, and superseded all prior supplemental benefit plans. Under the Supplemental Plan, a supplemental retirement benefit is payable to each Participant (as defined in the Supplemental Plan) upon retirement at age 65, or upon earlier retirement at age 55 with five years of service (if eligible under the Corporation's defined benefit plan), in an amount equal to 1.85% times the Participant's Average Final Compensation (as defined in the Supplemental
Plan) multiplied by the Participant's years of recognized service under the Corporation's defined benefit pension plan up to a maximum of 28 years, less the benefit payable under the defined benefit pension plan, and if applicable, less the annual benefit payment to the Participant under the Moxham Bank Corporation Executive Retirement Plan (the "Moxham Plan"). If a Participant receives a lump sum payment under the Moxham Plan instead of an annual benefit payment, the Participant will not receive any payments under the Supplemental Plan until the aggregate payments that would have been made under the Supplemental Plan exceed the amount of the lump sum payment under the Moxham Plan. Participants in the Supplemental Plan for 2001 include Messrs. Anderson, Ackmann, Craig, Rummel and Smith and Ms. Bethany L. Sullivan.

         Retirement benefits under the Supplemental Plan are payable monthly for the longer of the lifetime of the Participant or ten years, unless the Participant elects an alternate form of payment. The alternate forms of payment consist of one of three alternative actuarially adjusted joint and survivor annuity options or a lump-sum benefit equal to the actuarial equivalent value of the scheduled annual supplemental retirement benefit otherwise payable. A Participant may elect to receive an optional form of payment only if an election has been made two years prior to the plan year in which supplemental benefits commence. The obligations of the Corporation to pay these benefits have been funded in large part by previously purchased annuities and life insurance. The Corporation is not required to fund obligations under the Supplemental Plan; however, the Corporation has the discretion to set aside assets or otherwise fund the Supplemental Plan.

         The Supplemental Plan also provides for a pre-retirement death benefit if a Participant dies prior to his retirement. The death benefit is payable to a Participant's surviving beneficiary for 120 months in an amount equal to his benefit under the Supplemental Plan as if he had retired the day before his death and had begun receiving his monthly supplemental benefit. A beneficiary may also elect a lump sum option. The Corporation maintains life insurance for the purpose of funding these salary continuation obligations.

         The Supplemental Plan contains provisions which are intended to provide transitional security to the Participants upon the occurrence of certain specified "Change of Control" events. "Change of Control" events include: (a) the Corporation learns that a third party has acquired beneficial ownership of 25 percent or more of the voting power of the Corporation; (b) a tender offer is made to acquire 50 percent or more of the voting power of the Corporation or voting securities of the Corporation are first purchased pursuant to any other tender offer; (c) the individuals who as of January 24, 2001, cease for any reason to constitute at least a majority of the board of directors (the "Incumbent Board") of the Corporation; provided, however that any individual becoming a director after such date whose election or nomination was approved by at least two-thirds of the then Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding any individual who became a director as a result of an actual or threatened election contest other than on behalf of the Incumbent Board; (d) the shareholders approve an agreement for the Corporation to be merged, consolidated or otherwise combined with, or for substantially all the assets or stock of the Corporation to be acquired by, a third party, and as a result of such event, the former shareholders of the Corporation would own less than a majority of the voting power of the surviving corporation or acquiring person; or (e) the shareholders approve any liquidation of substantially all of the assets of the Corporation or any distribution to security holders of 30 percent or more of the total value of such assets. The Supplemental Plan provides on any "Change of Control" event all Participants' interests in the Supplemental Plan shall be nonforfeitable, and if a Participant is at least 50 and terminates employment following a "Change of Control," he may commence benefits accrued as of the termination of employment once the Participant reaches age 55.

Retirement Plan

         All eligible employees of the Corporation and each of the Affiliates are covered by an Employees Retirement Plan. The retirement plan is a non-contributory, defined benefit pension plan which provides a normal retirement benefit based on each participant's years of service with the Corporation and each Affiliate and the participant's average monthly compensation, which is defined as the compensation received during any 60 consecutive months during the last 120 months prior to retirement, divided by 60, which produces the highest average. Benefits are equal to one percent of average monthly compensation up to the Social Security covered compensation level multiplied by the full years of credited service to normal retirement date, plus one and one-half percent of the amount of average monthly compensation in excess of such level, multiplied by the years of credited service to normal retirement date up to a maximum of 35 years. Normal retirement age is 65. Benefits under the retirement plan are not subject to any deduction for Social Security or other offset amounts. Directors are not entitled to benefits under the retirement plan unless they are also active employees of the Corporation or one of the Affiliates. The following table sets forth the estimated annual benefits payable to an employee retiring in 2000 under the retirement plan, reflecting applicable limitations under Federal tax laws:

           Average
         Annual base
        Compensation                  Years of service at retirement
        ------------                  ------------------------------
                                     10         20        30        40
                                     --         --        --        --
            $ 80,000    ......     10,145    20,291    30,436    39,509
            $105,000    ......     13,895    27,791    41,586    53,884
            $130,000    ......     17,645    35,291    52,936    68,259
            $155,000    ......     21,395    42,791    64,186    82,634
            $180,000    ......     23,645    47,291    70,936    91,259
            $205,000    ......     23,645    47,291    70,936    91,259
            $230,000    ......     23,645    47,291    70,936    91,259
            $255,000    ......     23,645    47,291    70,936    91,259


         As of December 31, 2000, Messrs. Anderson, Ackmann, Craig, Hay and Rummel have been credited with 16, 13, 14, 14 and 26 years of service, respectively, for purposes of the retirement plans.

         The approximate accrued benefits at age 65 (or retirement if later) based on years of credited service are for Messrs. Anderson, $33,300; Ackmann $27,000; Craig $28,600; Hay $30,200; and Rummel $53,800. Covered compensation is based on salary shown in the summary compensation table.

         The approximate projected benefits at age 65 based on years of credited service to age 65 are for Messrs. Anderson $69,200; Ackmann $64,500; Craig $74,800; Hay $46,100; and Rummel $91,300. Covered compensation is based on salary shown in the summary compensation table.

         Prior to their merger into the Employees' Retirement Plan of the Corporation, the retirement plans of Laurel Bank and Fayette Bank were amended effective January 1, 1987 to contain the provisions described above, subject to the provision that an employee of either of those Banks who retires after 1986 will receive a benefit not less than the benefit that he or she would have received under the prior plans based upon the employee's compensation prior to 1987.

Employment Agreements

         The Corporation entered into an employment agreement as of January 24, 2001 with each of John H. Anderson, Steven C. Ackmann, Kim Craig and Eric F. Rummel, and certain other executive officers. The employment agreements with Messrs. Anderson, Ackmann, Craig and Rummel each provide that the executive will continue to be employed in his current position with the Corporation for an initial term of three years, with an automatic one year extension on each anniversary of the initial date of such agreement, unless at least 30 days prior notice of termination has been provided by the Corporation. The employment agreements provide that Messrs. Anderson, Ackmann, Craig and Rummel will receive an annual base salary of $400,000, $248,904, $204,000 and $199,788, respectively, and that each will be eligible to participate in all incentive, benefit and other plans generally made available by the Corporation to its executives.

         Each employment agreement provides for termination (i) in the event of the executive's death; (ii) upon total disability of the executive; (iii) by the Corporation for "Cause" (as defined); (iv) by the Corporation without Cause after providing notice of termination; or (v) by the executive after providing notice of termination, which must state whether the executive's termination is due to a deemed "Constructive Termination Event" (as defined). In the event of termination without Cause or as a result of a Constructive Termination Event, then the Corporation will continue to pay the applicable base salary and benefits for the greater of one year or the remaining employment term (without regard to any automatic renewals), and the executive will continue to participate in the Corporation's incentive compensation plans and other benefit plans. In the event the Corporation terminates an executive for Cause, or an executive terminates his employment agreement (other than due to a Constructive Termination Event), the Corporation will continue to pay compensation and benefits only until the date specified in the notice of termination. In the event of the death of an executive, the Corporation will provide an amount of death benefits as determined by the Board of Directors to the executive's beneficiaries or estate and will continue coverage under the Corporation's benefit plans for the executive's eligible dependents for a period of 12 months. In the event an executive is totally disabled, the Corporation will provide the executive the same compensation and benefits as he would be entitled if he were terminated without Cause or due to a Constructive Termination Event until the earlier of the date (i) on which he is no longer totally disabled, (ii) which is 24 months from the date of total disability, or (iii) the expiration of the executive's employment agreement. In the event of a "Change of Control" (as defined above under "Supplemental Benefit Plan -- Supplemental Plan for 2001"), if an executive's employment is terminated for any reason other than for Cause within six months prior to or 12 months following a Change of Control, or at the executive's sole election, if the executive terminates his employment within 90 days before or after a Change of Control, then in lieu of all other payments under the employment agreement, the executive will be entitled to (i) a lump sum payment equal to three times the executive's then applicable base salary and average annual incentive payments for the Corporation's last three fiscal years;
(ii) any other benefits payable under the Corporation's other benefit plans, which shall be considered to vest immediately; and (iii) continuing coverage, to the extent not prohibited by law, for 36 months for the executive and his eligible dependents under the Corporation's other benefit plans. Each executive also agreed to maintain the confidentiality of all information concerning the Corporation and not to compete with the Corporation for a period ending on the later of one year following his termination or the last date on which the executive received benefits under the employment agreement.

         The Corporation entered into an employment agreement with George W. Hay as of July 15, 1999. The agreement provides that Mr. Hay will be employed as Vice Chairman of the Corporation and Community Banking Executive of Laurel Bank for a five year term, with automatic one year extensions thereafter. Mr. Hay received a bonus of $210,000 from the Corporation upon execution of the Agreement, which must be repaid as set forth in the agreement if Mr. Hay terminates his employment before July 15, 2001 without Good Reason (as defined in the agreement). The agreement also provides for a base salary of at least $200,000 per year and provides that Mr. Hay will be entitled to participate in the Key Employee Compensation Plan and the 1998 Equity Incentive Plan. Mr. Hay was granted options to purchase 30,000 shares of Common Stock. Under the agreement, Mr. Hay also is entitled to participate in the various other benefit plans of the Corporation. Upon termination of Mr. Hay's employment for any reason, Mr. Hay will be entitled to a lump sum severance payment of $1.2 million or, at his option, a benefit payable in monthly installments over a period of up to ten years with a discounted present value of $1.2 million. Mr. Hay or his designated beneficiary is also entitled to a supplemental retirement benefit of $6,000 per month if his employment terminates before October 30, 1999, $6,500 per month if his employment terminates before October 30, 2000 or $7,000 per month if his employment terminates before October 30, 2001. Based upon December 31, 2000 calculations, Mr. Hay would be entitled to receive an annual supplemental benefit of $84,000. The payments may be made in four alternative payment options, at the election of Mr. Hay. Mr. Hay has also agreed not to compete with the Corporation within Somerset County, Pennsylvania, for a two year period after termination of the agreement.

                       O T H E R  I N F O R M A T I O N

Independent Public Accountants

         The Board of Directors has appointed PricewaterhouseCoopers, LLP as independent public accountants to audit the consolidated financial statements of the Corporation for the year ending December 31, 2001. Representatives of PricewaterhouseCoopers, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Audit Fees. The aggregate fees of PricewaterhouseCoopers, LLP for professional services rendered for the audit of the Corporation's annual financial statements for 2000 and the reviews of the financial statements included in the Corporation's Forms 10-Q for 2000 will be approximately $154,600, which includes out-of-pocket expenses of approximately $10,000.

         All Other Fees. In addition to the audit services referred to above, PriceWaterhouseCoopers, LLP provides general and project specific services to the Corporation from time to time. The aggregate fees for these services rendered in 2000 are approximately $244,480, which includes out-of-pocket expenses of approximately $12,636.

         The Audit Committee of the Board of Directors did not consider whether the provisions of the other services described above is compatible with maintaining the independence of PricewaterhouseCoopers, LLP.

2002 Annual Meeting

         The next Annual Meeting of the Corporation's shareholders is scheduled to be held on May 14, 2002. In order to be included in the Corporation's Proxy Statement and form of proxy relating to the 2002 Annual Meeting, any proposal which a shareholder intends to present for consideration at the 2002 Annual Meeting must be received by the Secretary of the Corporation no later than December 6, 2001. A shareholder of the Corporation must notify the Secretary of the Corporation no later than February 19, 2002 if the shareholder intends to present a proposal for consideration at the 2002 Annual Meeting but does not intend to include information in the Corporation's Proxy Statement.

         Any nomination by a shareholder for election as a director must conform to the requirements of Section 11.2 of the By-Laws of the Corporation, a copy of which Section will be furnished promptly without charge upon written or oral request to the Secretary of the Corporation at its principal office, 551 Main Street, Johnstown, Pennsylvania 15901, (814) 532-3801. Any such nomination for the 2002 Annual Meeting must be received in writing by the Secretary of the Corporation no later than April 3, 2002, or not later than ten days after the date on which notice of such Annual Meeting is sent to shareholders, whichever is later.

Other Matters

         The Board of Directors does not know of any business which will come before the Annual Meeting for action by the shareholders other than the matters specified in the accompanying Notice of the meeting. If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed in the enclosed proxy card will vote in accordance with their discretion with respect to such matters.

                                                                         ANNEX A

                        PROMISTAR FINANCIAL CORPORATION
                        -------------------------------

                            AUDIT COMMITTEE CHARTER
                            -----------------------
1.     PURPOSE

       . The Audit Committee (the "Committee") will provide the Board of Directors (the "Board") of Promistar Financial Corporation (the "Corporation") with a direct contact to the external auditors, Internal Audit and senior management in order to assist the Board in the discharge of their fiduciary obligation to the shareholders.
       . The Committee will serve as an objective party to monitor the Corporation's financial and internal control system.
       . The Committee is empowered to initiate candid discussions with management, the Internal Auditor, and external auditor regarding issues affecting judgment and quality.
       . Independent communication and information will flow between the Committee and the internal and external auditors.
       . The Committee will prepare a report for inclusion in the proxy which describes their group's composition and responsibilities.

2.     COMPOSITION

       . The Audit Committee shall be comprised of three or more directors appointed by the full Board, each of whom shall be considered "independent" using the current criteria established by the SEC, NASD and the Board of Governors of the Federal Reserve Bank.
       . No member shall be an active or retired employee of the Corporation or any of its affiliates, unless such person has been retired for at least three years, or have a family relationship with any such person.
       . No member may have a relationship which, in the opinion of the Board, interferes with the exercise of independent judgment in carrying out responsibilities as a member of the Committee.
       . No member may be a partner, controlling shareholder or an executive officer of any for-profit business organization to which the Corporation made, or from which the Corporation received revenue (other than those arising solely from investment in the Corporation's securities) that exceeded 5% of the Corporation or the business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.
       . No member may be employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.
       . No member may accept compensation from the Corporation or any of its affiliates in excess of $60,000 during the prior fiscal year, other than compensation for board services and/or other compensation plans.
       . All members of the Committee will have a familiarity with financial and accounting concepts plus practices commonly used in a financial institution. All should have the ability to read and understand fundamental financial statements including the company's balance sheet, income statement, and statement of cash flow.
       . At least one member of the Committee must have held a position in an accounting or have related financial management expertise.

3.     MEETINGS

       . The Committee will meet twice per quarter for a total of eight meetings per year.
       . Members of the Internal Audit Department will be the only corporate employees normally attending the
           Committee meetings as they report directly to the Committee.
       . Minutes will be kept for all meetings and a simple majority of members present will be necessary for any action.
       . The Committee will have the sole discretion in determining the agenda for the meetings.
       . Senior management and departmental personnel may attend the meeting at the request of the Committee to discuss matters of particular interest to the Committee.

4.     DUTIES:

       a.  GENERAL

       . The primary responsibility of the Committee is to oversee the Corporation's financial reporting process on behalf of the Board and to report the results of their activities to the Board. The Corporation's management is responsible for preparing the financial statements and the Corporation's independent auditors are responsible for auditing those financial statements.
       . The Committee will adopt a formal written Charter that is annually approved by the full Board. The Charter will outline the Committee's duties, membership, meeting schedule and scope of responsibility.
       .   The Committee will maintain minutes of all meetings and activities.
       . The Committee will report their actions to the Board. Sensitive matters and Committee recommendations will be reported to the Board when appropriate.
       . The Committee should be informed of new accounting and reporting standards released by regulatory bodies.
       . The Committee will be briefed on operational issues as well as financial concerns, industry conditions, and overall business climate of the institution.
       . As appropriate, the Committee will meet with the organization's legal counsel on matters which could have a significant effect on the financial statements.

       b.  EXTERNAL AUDITORS

       . The Committee will recommend to the Board their choice for the independent external auditors who will issue an opinion on financial statements, notes to the financial statements, and internal controls. The Committee will also recommend the replacement of the external auditors if appropriate.
       . The Committee will determine that the fee charged by the external auditors is reasonable.
       . The Committee will meet with the external auditors prior to an engagement to discuss scope, fee and timeframe. The Committee will also meet with the external auditors at the conclusion of an engagement to discuss findings, management comments, difficulties encountered in performing the audit, and financial results.
       . The Committee will constantly monitor the role of Internal Audit as it relates to the scope of the external auditors.
       . The Committee will oversee the activities of the external auditors through regular meetings before and after their annual examination and quarterly review.

       c.  INTERNAL AUDITORS

       . A summary of Internal Audit activities will be communicated to the Committee on an ongoing basis.
       . The Committee will coordinate the Internal Audit activities and definition of their responsibilities and objectives.
       . The Committee will oversee the budget, staffing, and resources of the Internal Audit Department and the appointment/dismissal of the chief auditor.
       . The Committee will oversee the Internal Audit Department and review its resources and expertise.
       . The Committee will approve the annual audit program and will monitor variances from the program.
       . The Committee will review any restrictions that are placed upon Internal Audit's scope or access to required information and work to ensure that management responses to audits are adequate.

       d.  FINANCIAL STATEMENTS

       . The Committee will review quarterly and annual financial statements, including footnotes, and will recommend approval of such to the Board. The Committee will assess whether these statements are complete and fairly presented.
       . The Committee will monitor the use of accounting reserves, revenue recognition, audit adjustments, and evidence of creative accounting.
       . Significant or unusual financial transactions will be reviewed by the Committee and communicated to the Board as appropriate.

       e.  INTERNAL CONTROLS

       . The Committee will constantly assess the corporate internal control environment and management capabilities.
       . The Committee will determine that management has implemented policies which identify risks to the objectives of the Corporation.
       . The Committee will assure compliance with the corporate code of ethical conduct.
       . The Committee will monitor corporate compliance with specific financial industry regulations and FDICIA internal control regulations.
       . The Committee will note risk factors such as organizational changes, turnover, unrealistic goals, or industry trends.

5.     ATTENDANCE

       . Audit Committee members will strive to attend all scheduled meetings. A representative of the Internal Audit Department will also attend all scheduled meetings. The Audit Committee Chairman may also request members of management, department heads or representatives of the external auditors to attend scheduled meetings when appropriate.
       . Members of the Committee will be compensated for their attendance at scheduled meetings.

6.     SUMMARY

       . The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders and the investment community related to corporate accounting, reporting practices, internal controls and the integrity of financial reports. It is the responsibility of the Audit Committee to maintain free and open communication between the directors, Internal Audit, external auditors and management of the Corporation.

       Approved May 24, 2000

[LOGO OF PROMISTAR]

PROMISTAR FINANCIAL CORPORATION
C/O PROXY SERVICES
P.O.BOX 9142
FARMINGDALE, NY 11735


VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to Promistar Financial Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

RETURN THE ATTACHED PROXY CARD TO ADP USING THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

Proxy must be submitted by 4:00 p.m. (Eastern Daylight Savings Time) on May 7, 2001 unless you are attending the meeting.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:       PROFIN       KEEP THIS PORTION FOR YOUR RECORDS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
                                       DETACH AND RETURN THIS PORTION ONLY
                               THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

PROMISTAR FINANCIAL CORPORATION

 The Board of Directors Recommends a Vote FOR ALL
 Director Nominees:
                                                         For Withheld For All  To withhold authority to vote, mark "For All Except"
 Vote on Directors                                       All    All    Except  and write the nominee's name on the line below.

 1. Director Nominees: (01) William B. Kanla,            [_]     [_]      [_]  ___________________________________________________
    (02) Robert G. Salathe, Jr., (03) William R. Snoddy,
    (04) W. A. Thomas and (5) Donald B. Zocco.

 The undersigned hereby appoints Louis G. Galliker, Edward L. Meers and Roger E. Nave and each of them, with full power of substitution in each, as proxy or proxies to represent the undersigned and to vote all shares of Common Stock of PROMISTAR
 FINANCIAL CORPORATION which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of the
 Corporation's shareholders to be held on May 8, 2001, and at any adjournments thereof, upon all matters coming before the meeting.
 Said proxies are directed to vote as set forth herein and, in their discretion, upon such matters as may properly come before the meeting.

 NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

 Please sign EXACTLY as your name appears hereon. When signing as attorney, guardian, executor, trustee, etc. or an officer of a corporation, give full title as such. For joint accounts, please obtain both signatures.

 ________________________________________________        ________________________________________________
 Signature (PLEASE SIGN WITHIN BOX)    Date              Signature (Joint Owners)              Date


_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                       PROMISTAR FINANCIAL CORPORATION

                                    PROXY

  FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 8, 2001,
                AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

     THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       PROMISTAR FINANCIAL CORPORATION

This proxy is solicited on behalf of the Board of Directors of the Corporation. When properly executed, this proxy will be voted as directed herein by the undersigned shareholder. If no direction is given, the proxy will be voted for all nominees. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

          PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY PROMPTLY.